UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2011

Commission file number 001-33606

VALIDUS HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	98-0501001
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9000

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On November 18, 2011, Validus Holdings, Ltd. (“Validus Holdings”), as Guarantor, and its wholly-owned subsidiary, Talbot Holdings Ltd. (“Talbot Holdings”), as Borrower, entered into an Amendment and Restatement Agreement relating to its $25 million Funds-at-Lloyd’s Standby Letter of Credit Facility (the “Facility”) which amends the Facility to support underwriting capacity provided to Talbot 2002 Underwriting Ltd through Syndicate 1183 at Lloyd’s of London for the 2012, 2013 and prior underwriting years of account (the “Restated Facility”). The Restated Facility was provided and arranged by Lloyds TSB Bank plc and ING Bank N.V., London Branch. The Restated Facility provides for the issuance of up to $25 million (denominated in US Dollars or Pound Sterling) of secured letters of credit to be issued for the benefit of Lloyd’s of London. A $25 million secured letter of credit under the Restated Facility is expected to be issued prior to November 30, 2011.

The Restated Facility contains affirmative covenants that include, among other things, (i) the requirement that Validus Holdings and its subsidiaries initially maintain a minimum level of consolidated net worth of at least $2,589,615,000, and commencing with the fiscal quarter ending September 30, 2011, to be increased quarterly by an amount equal to 50% of our consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares during such quarter and (ii) the requirement that Validus Holdings and its subsidiaries maintain at all times a consolidated total debt to consolidated total capitalization ratio not greater than 0.35:1.00. The Restated Facility defines net worth to include preferred and preference securities and “hybrid” securities (which includes Validus Holdings’ Junior Subordinated Deferrable Debentures). The Restated Facility also requires that Talbot Holdings maintain at least $300 million of its own Funds at Lloyd’s, and to obtain a letter of comfort from Lloyd’s of London confirming that Lloyd’s of London will take into account a requested order of drawdown to drawdown Talbot Holdings’ own Funds at Lloyd’s ahead of letters of credit issued under the Facility.

The Restated Facility also contains restrictions on Validus Holdings’ ability to pay dividends and other payments in respect of equity interests at any time that it is otherwise in default under the Facility (with certain exceptions for dividends in respect of preferred securities and hybrid securities, which are only limited during the continuance of certain specified defaults), incur debt at its subsidiaries, transact with affiliates, incur liens, sell assets and merge or consolidate with others and other restrictions customary for transactions of this type, in each case subject to agreed exceptions.

Under the Restated Facility, the Borrower is required to pay letter of credit commissions at the rate of 0.50 per cent per annum for any period in which all or any part of Borrowing Base consists of Eligible Investment Grade Securities and 0.40 per annum at any other time. The Restated Facility provides for a 0.25 per cent per annum commitment commission in respect of unused commitments for any period in which all or any part of Borrowing Base consists of Eligible Investment Grade Securities and 0.20 per cent per annum at all other times. Drawn letters of credit incur interest at a rate of LIBOR plus 3% per annum.

Secured letter of credit availability under the Restated Facility is subject to a borrowing base limitation comprised of (a) the market value of cash and eligible securities owned by Validus Reinsurance, Ltd. and placed in a collateral account subject to a customary account control agreement in favor of the lenders and agents under the Restated Facility multiplied by (b) an agreed upon advance rate applicable for each category of cash and eligible securities. Obligations in respect of secured letters of credit under the Restated Facility are secured by a first-priority lien on the cash and eligible securities comprising the borrowing base in favor of the trustee under the Restated Facility. The Restated Facility provides that the Borrower may, in its own discretion, periodically redesignate an outstanding letter of credit as being secured or unsecured.

The Restated Facility contains representations and warranties customary for facilities of this type. The Restated Facility also contains customary events of default including without limitation, with agreed grace periods and thresholds, failure to make payments due under the Restated Facility, material inaccuracy of representations and warranties, breach of covenants, cross defaults to material indebtedness, bankruptcy defaults, judgments defaults, and failure to maintain certain material insurance licenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)      Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1

Amendment and Restatement Agreement dated as of November 18, 2011 relating to a $25 million Standby Letter of Credit Facility dated as of 28 November 2007, among Talbot Holdings Ltd., as Borrower, Validus Holdings, Ltd., as Guarantor, Lloyds TSB Bank plc, as joint Mandated Lead Arranger, Agent, and Security Trustee, and ING Bank N.V., London Branch, as joint Mandated Lead Arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2011

VALIDUS HOLDINGS, LTD.
(Registrant)

By:	/s/ Joseph E. (Jeff) Consolino

Name:	Joseph E. (Jeff) Consolino
Title:	President & Chief Financial Officer